EXHIBIT 4.17
------------

                AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT
                ------------------------------------------------

     This Amendment No. 1 to Securities Purchase Agreement (this "AMENDMENT"), dated April __, 2003, is made by and among Peabodys Coffee, Inc., a Nevada corporation (d/b/a Black Rhino Coffee) with its headquarters located at 3845 Atherton Road, Suite 9, Rocklin, California 95765 (the "COMPANY") and AJW Partners, LLC, AJW Offshore, Ltd. and AJW Qualified Partners, LLC (collectively, the "INVESTORS").

     WHEREAS:

     The  Company  and the  Investors  are  parties to that  certain  Securities
Purchase   Agreement,   dated  December  20,  2002  (the  "SECURITIES   PURCHASE
AGREEMENT"); and

     The Company and the Investors desire to amend the Securities Purchase Agreement as set forth below.

     NOW, THEREFORE, the Company and the Investors hereby agree as follows:

1. AMENDMENT OF SECTION 8(G) OF THE SECURITIES PURCHASE AGREEMENT. Section 8(g) of the Securities Purchase Agreement is hereby amended and restated to read in its entirety as follows:

          "(g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that subject to Section 2(f), any Buyer may assign this Agreement, including, but not limited to, the Company's representations, warranties, covenants and agreements contained herein, or any of the Buyer's rights or obligations hereunder to any person that purchases Securities in a private transaction from a Buyer or to any of its "affiliates," as that term is defined under the 1934 Act, without the consent of the Company, and provided further, that the Buyers shall not assign this Agreement or any rights or obligations hereunder until the completion of the subsequent investment pursuant to Section 4(l) hereof."

2. AMENDMENT OF SECTION 8(I) OF THE SECURITIES PURCHASE AGREEMENT. Section 8(i) of the Securities Purchase Agreement is hereby amended and restated to read in its entirety as follows:

          "(i) SURVIVAL. The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4, 5 and 8 shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Buyers for a period of two (2) years from the date that the subsequent investment is completed pursuant to Section 4(l) hereof. The Company agrees to indemnify and hold harmless each of the Buyers and all their officers, directors, employees and agents for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations, warranties and covenants set forth in Sections 3 and 4 hereof or any of its covenants and obligations under this Agreement or the Registration Rights Agreement, including advancement of expenses as they are incurred."

3. NO OTHER PROVISIONS OR DOCUMENTS AFFECTED HEREBY. This Amendment does not affect any other provisions of the Securities Purchase Agreement or the provisions of any other document entered into in connection with the transactions set forth therein.


                       [Signatures on the Following Page]

          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.


PEABODYS COFFEE, INC.


______________________________________
Todd N. Tkachuk
President


AJW PARTNERS, LLC
By:  SMS Group, LLC


______________________________________
Corey S. Ribotsky
Manager


AJW OFFSHORE, LTD.
By:  First Street Manager II, LLC


______________________________________
Corey S. Ribotsky
Manager


AJW QUALIFIED, LLC
By:  AJW Manager, LLC


____________________________________
Corey S. Ribotsky
Manager